Exhibit 10.8

U.S. State and Local Tax Sharing Agreement

This U.S. STATE AND LOCAL TAX SHARING AGREEMENT, dated as of ____, 2025 (this “Agreement”)< is entered into by and between CompoSecure, Inc., a Delaware corporation (“Parent”), and Resolute Holdings Management, Inc., (“SpinCo”), a Delaware corporation (“SpinCo”, and together with Parent, the “Companies”, and each a “Company”). Each of Parent and SpinCo is sometimes referred to herein as a “Party” and, collectively, the “Parties”.

Recitals

WHEREAS, pursuant to that certain Separation and Distribution Agreement by and between the Parties, dated as of ____, 2025 (the “Separation and Distribution Agreement”), Parent intends to distribute 100 percent of the stock of SpinCo to its shareholders on a pro rata basis (the “Spin-Off”);

WHEREAS, after the Spin-Off, Parent, and its affiliates, on the one hand, and SpinCo, and its affiliates, on the other hand, may be required to file certain Combined US State and Local Tax Returns (as defined below); and

WHEREAS, Parent, and its affiliates, on the one hand, and SpinCo and its affiliates, on the other hand, wish to allocate Tax assets and liabilities between themselves for taxable periods ending after the Closing Date (defined below).

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, each of the Parties mutually covenants and agrees as follows:

Section 1.          Definitions.

For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

“Affiliate” means any entity that is directly or indirectly Controlled by either the person in question or an Affiliate of such person; provided, that neither Parent nor SpinCo shall be considered an Affiliate of the other. As used in this paragraph, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise;

“Apportionment Factor” means a ratio determined by a relevant taxing jurisdiction’s apportionment formula, including where applicable, sales, property and payroll tax factors.

“Benefited Party” shall have the meaning set forth in Section 3.04(c) of this Agreement;

“Business Day” means any day other than a Saturday, a Sunday, or a day on which the Federal Reserve Bank of New York is closed;

“Claiming Company” shall have the meaning set forth in Section 3.04(a) of this Agreement;

“Closing” means the completion of the Spin-Off pursuant to the Separation and Distribution Agreement (as amended and restated from time to time);

“Closing Date” means the date on which Closing takes place;

“Code” means the US Internal Revenue Code of 1986, as amended;

“Combined US State and Local Tax Returns” means a Tax Return which (i) relates to any arrangement (whether in place by reason of law, agreement or otherwise) with any Tax Authority in relation to US state Taxes (or any Taxes of any political subdivision thereof), (ii) relates to both the business of one or more members of the Parent Group and the business of one or more members of the SpinCo Group and (iii) uses a unitary combined apportionment methodology;

“Controlling Company” shall have the meaning set forth in Section 7.02(a) of this Agreement;

“Dispute” shall have the meaning set forth in Section 10.01 of this Agreement;

“Due Date” means the date (taking into account all valid extensions) upon which a Tax Return is required to be filed with or Taxes are required to be paid to a Tax Authority, whichever is applicable;

“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (a) by a form comparable to IRS Form 870 or 870- AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, under the laws of a State (or political subdivision thereof), except that a form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under the laws of a State (or political subdivision thereof) comparable to Sections 7121 or 7122 of the Code; (d) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; or (e) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the Parties;

“Group” means the Parent Group or the SpinCo Group, or both, as the context requires;

“Indemnitee” shall have the meaning set forth in Section 9 of this Agreement;

“Indemnitor” shall have the meaning set forth in Section 9 of this Agreement;

“Non-Controlling Company” shall have the meaning set forth in Section 7.02(b) of this Agreement;

“Parent” has the meaning set forth in the first sentence of this Agreement;

“Parent Business” means all of the businesses and operations conducted by the Parent Group, excluding the SpinCo Business, at any time, whether prior to or after the Spin-Off;

“Parent Group” means Parent and its Affiliates, excluding any entity that is a member of the SpinCo Group;

“Payor” shall have the meaning set forth in Section 4.02(a) of this Agreement;

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for US federal income tax purposes;

“Post-Closing Tax Benefits” means Tax Benefits attributable to any Tax period beginning after the Closing Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Closing Date;

“Post-Closing Taxes” means Taxes attributable to any Tax period beginning after the Closing Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Closing Date;

“Preliminary Tax Advisor” shall have the meaning set forth in Section 10.02 of this Agreement;

“Refunds” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes) that can be refunded or, alternatively, applied to other Taxes payable, including any interest paid on or with respect to such refund of Taxes;

“Relevant Presence Ratio” means, with respect to each Group, a fraction determined by dividing the sum of the Apportionment Factor numerators of the each entity in such Group with nexus in the jurisdiction (in states employing a “Finnigan” apportionment methodology, also including the nexus entity’s share of Apportionment Factor numerators from non-nexus members of the applicable Group as determined using the ratio of the nexus entity’s Apportionment Factor numerator over the aggregate of the Apportionment Factor numerators of all nexus entity’s in such Group) by the unitary business group’s combined Apportionment Factor denominator. For the avoidance of doubt, the operations and assets of a member of the Parent Group or the SpinCo Group will be taken into account for this purpose only to the extent the member is a member of the relevant consolidated, combined, unitary or similar Tax group.

“Required Company” shall have the meaning set forth in Section 4.02(a) of this Agreement;

“Responsible Company” means the Company having responsibility for preparing and filing the relevant Combined US State and Local Tax Return pursuant to Section 3.02;

“SpinCo” has the meaning set forth in the first sentence of this Agreement;

“SpinCo Business” means the business and operations conducted by the SpinCo Group as such business and operations will continue after the Spin-Off; and

“SpinCo Group” means SpinCo and its Affiliates, as determined after the Spin-Off.

“Straddle Period” means any period relevant for Taxes commencing on or before the Closing Date but ending after the Closing Date;

“State” means any state of the United States, the District of Columbia, and any territory of the United States;

“Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, escheat or unclaimed property liability, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any State or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing;

“Tax Advisor” means a tax counsel or accountant of recognized standing in the relevant jurisdiction;

“Tax Authority” means, with respect to any Tax, the State or political subdivision thereof that imposes such Tax and the agency (if any) charged with the collection of such Tax for such State or subdivision;

“Tax Benefit” means a Tax Item that decreases the Tax liability of a taxpayer;

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund);

“Tax Item” means any item of income, gain, loss, deduction, expense, or credit, or other attribute that may have the effect of increasing or decreasing any Tax;

“Tax Records” means any Tax Returns, Tax Return work papers, documentation relating to any Tax Contests, and any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under applicable Tax laws or under any record retention agreement with any Tax Authority;

“Tax Return” means any and all reports, returns, declaration forms and statements (including amendments thereto) filed or required to be filed with respect to Taxes, and any attachments thereto;

Section 2.         Allocation of Tax Liabilities.

Section 2.01         General Rule.

(a)	SpinCo shall be liable for, and shall indemnify and hold harmless the Parent Group against, (i) the Post-Closing Taxes attributable to the SpinCo Business (as determined pursuant to Section 2.02) that the Parent Group pays or is required to pay to the relevant Tax Authority as a result of one or more members of the SpinCo Group being or having been included in any affiliated, consolidated, combined, unitary or similar Tax group with one or more members of the Parent Group and (ii) the Tax Benefits attributable to the Parent Business that the SpinCo Group is treated as using in accordance with Section 2.03(a).

(b)	Parent shall be liable for, and shall indemnify and hold harmless the SpinCo Group against, (i) any Taxes attributable to the Parent Business (as determined pursuant to Section 2.02) that the SpinCo Group pays or is required to pay to the relevant Tax Authority as a result of one or more members of the Parent Group being or having been included in any affiliated, consolidated, combined, unitary or similar Tax group with one or more members of the SpinCo Group and (ii) the Tax Benefits attributable to the SpinCo Business that the Parent Group is treated as using in accordance with Section 2.03(b).

Section 2.02         Attribution of Taxes and Tax Items.

(a)	General. For purposes of this Agreement, each Tax and any Tax Items shall be apportioned between the Parent Business on the one hand and the SpinCo Business on the other (but not both) in proportion to each such Group’s Relative Presence Ratio in the applicable jurisdiction.

(b)	Straddle Period Tax Allocation. The allocation of income or deductions required to determine any Taxes or other amounts attributable to the portion of the Straddle Period ending on, or beginning after, the Closing Date shall be made by means of a closing of the books and records as of the close of the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual or periodic basis shall be allocated between such portions in proportion to the number of days in each such portion; provided, further, that real property and other property or similar periodic Taxes shall be apportioned on a per diem basis.

Section 2.03         Use of Tax Benefits.

(a)	Use of Parent Tax Benefits. The SpinCo Group shall be treated as using Tax Benefits attributable to the Parent Business (as determined pursuant to Section 2.02) to the extent that Tax Benefits attributable to Parent Business reduce (i) Post-Closing Taxes attributable to, and payable by, SpinCo (or its Affiliates), computed on a “with and without basis” or (ii) Taxes payable by Parent (or its Affiliates) for which SpinCo would be liable pursuant to clause (i) of Section 2.01(a), computed on a “with and without” basis.

(b)	Use of SpinCo Tax Benefits. The Parent Group shall be treated as using Tax Benefits attributable to the SpinCo Business (as determined pursuant to Section 2.02) to the extent that Post-Closing Tax Benefits attributable to the SpinCo Business reduce (i) Taxes payable by Parent (or its Affiliates), computed on a “with and without basis” or (ii) Taxes payable by SpinCo (or its Affiliates) for which Parent would be liable pursuant to clause (i) of Section 2.01(b), computed on a “with and without” basis.

Section 3.         Preparation and Filing of Combined US State and Local Tax Returns.

Section 3.01         General. Combined US State and Local Tax Returns shall be prepared and filed when due (including extensions) in accordance with this Section 3. The Companies shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Section 5 with respect to the preparation and filing of such Tax Returns, including providing information required to be provided in Section 5. Each year the Parties shall assess whether the filing of any Combined US State and Local Tax Returns is required in one or more jurisdictions based on information available to them with respect to the overlapping ownership thereof with respect to all or a portion of the prior taxable year. The Parties shall cooperate in good faith to make such determination as soon as reasonably practicable so as to allow each Party sufficient time to prepare Combined US State and Local Tax Returns on such basis.

Section 3.02         Responsibility for Preparation and Filing and Payment of Taxes Shown Due.

(a)	Parent shall prepare and file (or cause to be prepared and filed) any Combined US State and Local Tax Returns for any Tax Period ending after the Closing Date (a “Post-Closing Tax Period”) that is required by law to be filed by a member of the Parent Group.

(b)	SpinCo shall prepare and file (or cause to be prepared and filed) any Combined US State and Local Tax Return for any Post-Closing Tax Period (i) that is required by law to be filed by any member of the SpinCo Group, or (ii) that is required by law and where the applicable law would allow for either a member of the Parent Group or a member of the SpinCo Group to file that Combined US State and Local Tax Return.

Section 3.03         Right to Review Combined US State and Local Tax Returns.

(a)	Except as otherwise agreed by the Companies, no later than fifteen (15) days prior to the Due Date of each such Combined US State and Local Tax Return, the Responsible Company shall make available or cause to be made available drafts of such Tax Return (together with all related work papers) to the other Company. The other Company shall have access to any and all data and information necessary for the preparation of all such Tax Returns and the Companies shall cooperate fully in the preparation and review of such Tax Returns. Subject to the preceding sentence, no later than ten (10) days after receipt of such Tax Returns, the other Company shall have a right to object to such Tax Return (or items with respect thereto) by written notice to the Responsible Company; such written notice shall contain such disputed item (or items) and the basis for its objection.

(b)	If a Company does object by proper written notice described in Section 3.03(a), the Companies shall act in good faith to resolve any such dispute as promptly as practicable; provided, however, that, notwithstanding anything to the contrary contained herein, if the Companies have not resolved the disputed item or items by the day five (5) days prior to the Due Date of such Tax Return, such Tax Return shall be filed as prepared pursuant to this Section 3.03 (revised to reflect all initially disputed items that the Companies have agreed upon prior to such date).

(c)	In the event a Combined US State and Local Tax Return is filed that includes any disputed item for which proper notice was given pursuant to Section 3.03(a) that was not finally resolved and agreed upon, such disputed item (or items) shall be resolved in accordance with Section 10. In the event that the resolution of such disputed item (or items) in accordance with Section 10 with respect to a Tax Return is inconsistent with such Tax Return as filed, the Responsible Company (with cooperation from the other Company) shall, as promptly as practicable, amend such Tax Return to properly reflect the final resolution of the disputed item (or items). In the event that the amount of Taxes shown to be due and owing on a Tax Return is adjusted as a result of a resolution pursuant to Section 10, proper adjustment shall be made to the amounts previously paid or required to be paid in accordance with Section 4 in a manner that reflects such resolution.

Section 3.04         Refunds

(a)	Each Company (and its Affiliates) (the “Claiming Company”) shall be entitled to Refunds that relate to Taxes for which it (or its Affiliates) is liable, or that are generated by Tax Benefits that are attributable to it (or its affiliates), pursuant to this Agreement.

(b)	To the extent a Company (or its Affiliates) applies or causes to be applied an overpayment of Taxes as a credit toward or a reduction in Taxes otherwise payable (or a Tax Authority requires such application in lieu of a Refund) and such Refund, if received, would have been payable by such Company to the Claiming Company pursuant to this Section 3.04, such Company shall be deemed to have actually received a Refund to the extent thereof on the Due Date of the Tax Return on which the overpayment is applied to reduce Taxes otherwise payable.

(c)	In the event of an adjustment relating to Taxes pursuant to a Final Determination for which one Party is responsible under this Agreement which would have given rise to a Refund but for an offset against the Taxes for which the other Party is or may be responsible pursuant to this Agreement (the “Benefited Party”), then the Benefited Party shall pay to the other Party, within ten (10) days of such offset an amount equal to the amount of such reduction in the Taxes of the Benefited Party.

(d)	Any Refund or portion thereof to which a Claiming Company is entitled pursuant to this Section 3.04 that is received or deemed to have been received as described herein by the other Company (or its Affiliates) shall be paid by such other Company to the Claiming Company within ten (10) days of the receipt or deemed receipt of such refund. Payments not made within the ten (10) day period shall bear interest computed at the rate per annum equal to the Wall Street Journal Prime Rate as published in The Wall Street Journal from time to time on the amount of the payment based on the number of days in the period beginning on the commencement of the ten (10) day period and ending on and including the date of payment.

(e)	To the extent that the amount of any Refund is subsequently reduced, such reduction shall be allocated to the Party that was entitled to the Refund pursuant to this Section 3.04 and an appropriate adjusting payment shall be made by such Party to the other Party if the other Party originally paid the Refund to such Party. To the extent a Party does not agree with the amount of any Refund calculated by the other Party, the dispute shall be resolved in accordance with Section 10.

Section 4.         Tax Payments.

Section 4.01         Payment of Taxes.

(a)	Computation and Payment of Tax Due. Prior to the Due Date for any Combined US State and Local Tax Return, the Responsible Company shall compute the amount of Tax required to be paid to the applicable Tax Authority with respect to such Tax Return on such Due Date. The Responsible Company shall pay such amount to such Tax Authority on or before the Due Date. Prior to the Due Date or as soon as reasonably practicable following the Due Date, the Responsible Company shall provide notice to the other Company setting forth such other Company’s responsibility for the amount of Taxes to be paid or paid to the Tax Authority and provide proof of payment of such Taxes.

(b)	Payment of Liability with Respect to Tax Due. If the Responsible Company notifies the other Company at least fifteen (15) days prior to the Due Date of the amount of any Taxes due to any Tax Authority and allocable to it under the provisions of this Agreement, the other Company shall pay such amounts to the Responsible Company prior to the Due Date (or at the direction of the Responsible Company, to the Tax Authority). If the Responsible Company notifies the other Company less than fifteen (15) days prior to the Due Date of the amount of any Taxes due to any Tax Authority and allocable to it under the provisions of this Agreement, the other Company shall pay such amounts to the Responsible Company within fifteen (15) days of the receipt of such notice.

(c)	Payments for Tax Benefits. Within fifteen (15) days following the use by the Responsible Company (or its Affiliates) of a Tax Benefit attributable to the other Company (or its Affiliates), if the SpinCo Group is treated as using a Tax Benefit attributable to the Parent Group under the provisions of this Agreement, SpinCo shall pay to Parent an amount equal to the amount such Tax Benefit, and if the Parent Group is treated as using a Tax Benefit attributable to the SpinCo Group under the provisions of this Agreement, Parent shall pay to SpinCo an amount equal to the amount of such Tax Benefit. For purposes of this Agreement, any such Tax Benefit shall be considered used as of the earlier of (i) the Due Date of the Tax Return that is filed with respect to such Tax Benefit or (ii) the date on which such Tax Return is filed. Within fifteen (15) days of the receipt of a notice from the Responsible Company that the other Company (or its Affiliates) has used a Tax Benefit attributable to the Responsible Company (or its Affiliates), if the SpinCo Group is treated as using a Tax Benefit attributable to the Parent Group under the provisions of this Agreement, SpinCo shall pay to Parent an amount equal to the amount such Tax Benefit, and if the Parent Group is treated as using a Tax Benefit attributable to the SpinCo Group under the provisions of this Agreement, Parent shall pay to SpinCo an amount equal to the amount of such Tax Benefit.

(d)	Interest on Late Payments. Payments not made within the time periods specified set forth in Sections 4.01(b) and (c) shall bear interest computed at the rate per annum equal to the Wall Street Journal Prime Rate as published in The Wall Street Journal from time to time on the amount of the payment based on the number of days in the period beginning the date such payments were due to the other Company and ending on and including the date of payment.

(e)	Subsequent Adjustments. In the case of any adjustment pursuant to a Final Determination with respect to any such Tax Return, the Responsible Company shall pay to the applicable Tax Authority when due any additional Tax due with respect to such Tax Return required to be paid as a result of such adjustment pursuant to such Final Determination. The Responsible Company shall redetermine the amounts payable by Parent to SpinCo or by SpinCo to Parent, as the case may be, under this Agreement. If the Responsible Company notifies the other Company at least fifteen (15) days prior to the date any additional Tax is due to such Tax Authority and allocable to it under the provisions of this Agreement, the other Company shall pay such amounts to the Responsible Company prior to the date such additional Tax is due (or at the direction of the Responsible Company, to the Tax Authority). If the Responsible Company notifies the other Company less than fifteen (15) days prior to the date any additional Tax is due to such Tax Authority and allocable to it under the provisions of this Agreement, the other Company shall pay such amounts to the Responsible Company within fifteen (15) days of the receipt of such notice. The Responsible Company shall pay to the other Company, or the other Company shall pay to the Responsible Company, any other amounts due under the provisions of this Agreement within fifteen (15) days from the later of (i) the date the additional Tax was due, (ii) the date of the Final Determination (if no cash payment was paid), or (iii) in the case of an amount payable by the other Company to the Responsible Company, the date of receipt of written notice and demand from the Responsible Company of the amount due. Any payments required under this Section 4.01(e) shall include interest computed at the rate per annum equal to the Wall Street Journal Prime Rate as published in The Wall Street Journal from time to time based on the number of days in the period beginning the date such payments were due to the other Company under this Section 4.01(e) and ending on and including the date of payment.

(f)	Disputes. To the extent a Party does not agree with any amount calculated pursuant to this Section 4.01, the dispute shall be resolved in accordance with Section 10

Section 4.02         Indemnification Payments.

(a)	If any Company (the “Payor”) is required under applicable Tax law to pay to a Tax Authority a Tax that another Company (the “Required Company”) is liable for under this Agreement, the Payor shall provide notice to the Required Company for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Such Required Company shall have a period of thirty (30) days after the receipt of notice to respond thereto. Unless the Required Company disputes the amount it is liable for under this Agreement, the Required Company shall reimburse the Payor within forty-five (45) Business Days of delivery by the Payor of the notice described above. To the extent the Required Company does not agree with the amount the Payor claims the Required Company is liable for under this Agreement, the dispute shall be resolved in accordance with Section 10. Any reimbursement shall include interest on the Tax payment computed at the rate per annum equal to the Wall Street Journal Prime Rate as published in The Wall Street Journal from time to time based on the number of days in the period beginning the date such payments were due to the other Company under this Section 4.02 and ending on and including the date of payment.

(b)	All indemnification payments under this Agreement shall be made by Parent directly to SpinCo and by SpinCo directly to Parent; provided, however, that if the Companies mutually agree with respect to any such indemnification payment, any member of the Parent Group, on the one hand, may make such indemnification payment to any member of the SpinCo Group, on the other hand, and vice versa.

Section 5.         Cooperation and Reliance.

Section 5.01         Assistance and Cooperation.

(a)	The Companies shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies and their Affiliates including (i) preparation and filing of any Combined US State and Local Tax Returns and the determination of whether filing of such returns on a combined basis is required, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of such Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed with respect to such Tax Returns. Such cooperation shall include making all information and documents in their possession relating to the other Company and its Affiliates available to such other Company as provided in Section 6. Each of the Companies shall also make available to the other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes shown on such Tax Returns, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to such Taxes.

(b)	Any information or documents provided under this Section 5 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of such Tax Returns or in connection with any administrative or judicial proceedings relating to such Taxes. Notwithstanding any other provision of this Agreement or any other agreement, (i) neither Company nor any Affiliate shall be required to provide the other Company or any Affiliate or any other Person access to or copies of any information or procedures (including the proceedings of any Tax Contest) other than information or procedures that relate solely to the first Company, the business or assets of the first Company or any of its Affiliates and (ii) in no event shall any Company or its Affiliates be required to provide the other Company, any of the other Company’s Affiliates or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any privilege. In addition, in the event that a Company determines that the provision of any information to the other Company or an Affiliate of the other Company could be commercially detrimental, violate any law or agreement or waive any privilege, the Company shall use reasonable best efforts to permit compliance with its obligations under this Section 5 in a manner that avoids any such harm or consequence.

Section 5.02         Combined US State and Local Tax Return Information. Parent and SpinCo acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by Parent or SpinCo pursuant to Section 5.01 or this Section 5.02. Each Company shall provide to the other Company information and documents relating to its Group required by the other Company to prepare any Combined US State and Local Tax Returns. Any information or documents the Responsible Company requires to prepare such Tax Returns shall be provided in such form as the Responsible Company reasonably requests and in sufficient time for the Responsible Company to file such Tax Returns on a timely basis.

Section 5.03         Non-Performance. If a Company (or any of its Affiliates) fails to comply with any of its obligations set forth in this Section 5 upon reasonable request and notice by the other Company (or any of its Affiliates) and such failure results in the imposition of additional Taxes, the non-performing Company shall be liable in full for such additional Taxes.

Section 5.04         Costs. Each Company shall devote the personnel and resources necessary in order to carry out this Section 5 and shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Each Company shall carry out its responsibilities under this Section 5 at its own cost and expense.

Section 6.         Tax Records.

The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Company and its Affiliates, authorized agents and representatives and any representative of a Tax Authority or other Tax auditor direct access during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Company in connection with the preparation of any Combined US State and Local Tax Return or financial accounting statements, audits, litigation, or the resolution of items under this Agreement. To the extent any Tax Records are required to be or are otherwise transferred by the Companies or their respective Affiliates to any person other than an Affiliate, the Company or its respective Affiliate shall transfer such records to the other Company at such time.

Section 7.         Tax Contests.

Section 7.01         Notice. Each of the Companies shall provide prompt notice to the other Company of any written communication from a Tax Authority regarding any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for which it is indemnified by the other Company hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified Company has knowledge of an asserted Tax liability with respect to a matter for which it is entitled to indemnification hereunder and such Company fails to give the indemnifying Company prompt notice of such asserted Tax liability and the indemnifying Company is entitled under this Agreement to contest the asserted Tax liability, then (i) if the indemnifying Company is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying Company shall have no obligation to indemnify the indemnified Company for such Tax liability or any other Taxes arising from such failure, and (ii) if the indemnifying Company is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a material monetary detriment to the indemnifying Company, then any amount which the indemnifying Company is otherwise required to pay the indemnified Company pursuant to this Agreement shall be reduced by the amount of such detriment.

Section 7.02         Control of Tax Contests.

(a)	Controlling Company. In the case of any Tax Contest with respect to any Combined US State and Local Tax Return, the Company that would be primarily liable under this Agreement to pay the applicable Tax Authority the Taxes resulting from such Tax Contest shall administer and control such Tax Contest (the “Controlling Company”).

(b)	Settlement Rights. The Controlling Company must obtain the prior consent (not to be unreasonably withheld, conditioned or delayed) of the other non-controlling Company (the “Non-Controlling Company”) prior to contesting, litigating, compromising or settling any Tax Contest related to an adjustment which the Non-Controlling Company may reasonably be expected to become liable to make any indemnification payment under this Agreement. Unless waived by the Companies in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Company may reasonably be expected to become liable to make any indemnification payment under this Agreement to the Controlling Company under this Agreement: (i) the Controlling Company shall keep the Non-Controlling Company informed in a timely manner of all actions taken or proposed to be taken by the Controlling Company with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Company shall provide the Non-Controlling Company copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (iii) the Controlling Company shall timely provide the Non-Controlling Company with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; (iv) the Controlling Company shall consult with the Non-Controlling Company (including, without limitation, regarding the use of outside advisors to assist with the Tax Contest) and offer the Non-Controlling Company a reasonable opportunity to comment and the Controlling Company shall consider such comments in good faith before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest; and (v) the Controlling Company shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Company to take any action specified in the preceding sentence with respect to the Non-Controlling Company shall not relieve the Non-Controlling Company of any liability and/or obligation which it may have to the Controlling Company under this Agreement except to the extent that the Non-Controlling Company was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Company from any other liability or obligation which it may have to the Controlling Company.

(c)	Tax Contest Participation. Unless waived by the Companies in writing, the Controlling Company shall provide the Non-Controlling Company with written notice reasonably in advance of, and the Non-Controlling Company shall have the right to attend, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest pursuant to which the Non-Controlling Company may reasonably be expected to become liable to make any indemnification payment to the Controlling Company under this Agreement. The failure of the Controlling Company to provide any notice specified in this Section 7.02(c) to the Non- Controlling Company shall not relieve the Non-Controlling Company of any liability and/or obligation which it may have to the Controlling Company under this Agreement except to the extent that the Non-Controlling Company was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Company from any other liability or obligation which it may have to the Controlling Company.

(d)	Power of Attorney. Each member of the SpinCo Group shall execute and deliver to Parent (or such member of the Parent Group as Parent shall designate) any power of attorney or other similar document reasonably requested by Parent (or such designee) in connection with any Tax Contest (as to which Parent is the Controlling Company) described in this Section 7. Each member of the Parent Group shall execute and deliver to SpinCo (or such member of the SpinCo Group as SpinCo shall designate) any power of attorney or other similar document requested by SpinCo (or such designee) in connection with any Tax Contest (as to which SpinCo is the Controlling Company) described in this Section 7.

(e)	Costs. All external out-of-pocket costs and expenses that are incurred by the Controlling Company with respect to a Tax Contest related to an adjustment which the Non-Controlling Company may reasonably be expected to become liable to make any indemnification payment under this Agreement shall be shared by the Companies according to each Company’s relative share of the potential Tax liability with respect to the Tax Contest as determined under this Agreement; provided, however, that a Non-Controlling Company shall not be liable for fees payable to outside advisors to the extent that the Controlling Company failed to consult with the Non-Controlling Company pursuant to Section 7.02(b). If the Controlling Company incurs out-of-pocket costs and expenses to be shared under this Section 7.02(e) during a fiscal quarter, such Controlling Company shall provide notice to the Non-Controlling Company within thirty (30) days after the end of such fiscal quarter for the amount due from such Non-Controlling Company pursuant to this Section 7.02(e), describing in reasonable detail the particulars relating thereto. Such Non-Controlling Company shall have a period of thirty (30) days after the receipt of notice to respond thereto. Unless the Non- Controlling Company disputes the amount it is liable for under this Section 7.02(e), the Non- Controlling Company shall reimburse the Controlling Company within forty-five (45) Business Days of delivery by the Controlling Company of the notice described above. To the extent the Non-Controlling Company does not agree with the amount the Controlling Company claims the Non-Controlling Company is liable for under this Section 7.02(e), the dispute shall be resolved in accordance with Section 10. Any reimbursement shall include interest computed at the rate per annum equal to the Wall Street Journal Prime Rate as published in The Wall Street Journal from time to time based on the number of days in the period beginning the date such payments were due to the other Company under this Section 7.02(e) and ending on and including the date of payment. During the first month of each fiscal quarter in which it expects to incur costs for which reimbursement may be sought under this Section 7.02(e), the Controlling Company will provide the Non-Controlling Company with a good faith estimate of such costs.

Section 8.         Survival of Obligations.

The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

Section 9.         Treatment of Payments of Interest.

Anything herein to the contrary notwithstanding, to the extent one Company (“Indemnitor”) makes a payment of interest to another Company (“Indemnitee”) under this Agreement with respect to the period from the date that the Indemnitee made a payment of Tax to a Tax Authority to the date that the Indemnitor reimbursed the Indemnitee for such Tax payment, the interest payment shall be treated as interest expense to the Indemnitor (deductible to the extent provided by law) and as interest income by the Indemnitee (includible in income to the extent provided by law). The amount of the payment shall not be adjusted to take into account any associated Tax benefit to the Indemnitor or increase in Tax to the Indemnitee.

Section 10.       Disagreements.

Section 10.01         Discussion. The Companies mutually desire that friendly collaboration will continue between them. Accordingly, they will try, and they will cause their respective Group members to try, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement (a “Dispute”) between any member of the Parent Group and any member of the SpinCo Group as to the interpretation of any provision of this Agreement or the performance of obligations hereunder, the Tax departments of the Companies shall negotiate in good faith to resolve the Dispute.

Section 10.02         Referral to Tax Advisor for Computational Disputes. Notwithstanding anything to the contrary in Section 10, with respect to any Dispute under this Agreement involving computational matters, if the Companies are not able to resolve the Dispute through the discussion process set forth in Section 10.01, the Dispute will be referred to a Tax Advisor acceptable to each of the Companies to act as an arbitrator in order to resolve the Dispute. In the event that the Companies are unable to agree upon a Tax Advisor within fifteen (15) Business Days following the completion of the discussion process, the Companies shall each separately retain an independent, nationally recognized law or accounting firm (each, a “Preliminary Tax Advisor”), which Preliminary Tax Advisors shall jointly select a Tax Advisor on behalf of the Companies to act as an arbitrator in order to resolve the Dispute. The Tax Advisor may, in its discretion, obtain the services of any third-party appraiser, accounting firm or consultant that the Tax Advisor deems necessary to assist it in resolving such disagreement. The Tax Advisor shall furnish written notice to the Companies of its resolution of any such Dispute as soon as practical, but in any event no later than thirty (30) Business Days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor will be conclusive and binding on the Companies. Following receipt of the Tax Advisor’s written notice to the Companies of its resolution of the Dispute, the Companies shall each take or cause to be taken any action necessary to implement such resolution of the Tax Advisor. Each Company shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Tax Advisor (and the Preliminary Tax Advisors, if any). All fees and expenses of the Tax Advisor (and the Preliminary Tax Advisors, if any) in connection with such referral shall be shared equally by the Companies.

Section 10.03         Injunctive Relief. Nothing in this Section 10 will prevent either Company from seeking injunctive relief if any delay resulting from the efforts to resolve the Dispute through the process set forth above could result in serious and irreparable injury to either Company. Notwithstanding anything to the contrary in this Agreement, Parent and SpinCo are the only members of their respective Group entitled to commence a dispute resolution procedure under this Agreement, and each of Parent and SpinCo will cause its respective Group members not to commence any dispute resolution procedure other than as provided in this Section 10.

Section 11.       Expenses.

Except as otherwise provided in this Agreement, each Company and its Affiliates shall bear their own expenses incurred in connection with preparation of any Combined US State and Local Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

Section 12.       General Provisions.

Section 12.01         Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 12.01):

if to Parent, to:

CompoSecure, Inc.

309 Pierce Street

Somerset, NJ

Attention:	Corporate Secretary
Email:	legal@composecure.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison, LLP

1285 Avenue of the Americas

Attention:	Scott A. Barshay
Laura Turano
E-mail:	sbarshay@paulweiss.com
lturano@paulweiss.com

if to SpinCo, to:

Resolute Holdings Management, Inc.

445 Park Avenue, Suite 15F

Attention:	Thomas R. Knott
Email:

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison, LLP

1285 Avenue of the Americas

Attention:	Scott A. Barshay
Laura Turano
E-mail:	sbarshay@paulweiss.com
lturano@paulweiss.com

A Party may change the address for receiving notices under this Agreement by providing written notice of the change of address to the other Parties.

Section 12.02         Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and assigns.

Section 12.03         Waiver. The Parties may waive a provision of this Agreement only by a writing signed by the Party intended to be bound by the waiver. A Party is not prevented from enforcing any right, remedy or condition in the Party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the Party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a Party’s rights and remedies in this Agreement is not intended to be exclusive, and a Party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 12.04         Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

Section 12.05         Change in Law. If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of the Agreement, performance of any provision of this Agreement becomes impracticable or impossible, the parties hereto will use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

Section 12.06         Authority. Each of the Parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 12.07         Further Action. The Parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other Parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other Parties in accordance with Section 7.

Section 12.08         Integration. This Agreement, together with each of the exhibits and schedules appended hereto constitutes the final agreement among the Parties, and is the complete and exclusive statement of the Parties’ agreement on the matters contained herein. All prior and contemporaneous negotiations and agreements among the Parties with respect to the matters contained herein are superseded by this Agreement, as applicable. In the event of any inconsistency between this Agreement and any other agreements relating to the Spin-Off, with respect to matters addressed herein, the provisions of this Agreement shall control.

Section 12.09         Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms “Section,” “paragraph,” and “clause” are references to the Sections, paragraphs, and clauses of this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement; (d) references to “$” shall mean US dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) Parent and SpinCo have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or burdening a Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (k) a reference to any Person includes such Person’s successors and permitted assigns.

Section 12.10         No Double Recovery. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged Party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a Party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.

Section 12.11         Counterparts. This Agreement may be executed in one (1) or more counterparts (including by electronic or .pdf transmission), and by each Party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.

Section 12.12         Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

Section 12.13         Jurisdiction. If any dispute arises out of or in connection with this Agreement, except as expressly contemplated by another provision of this Agreement, the Parties irrevocably (and the Parties will cause each other member of their respective Group to irrevocably) (i) agrees that any dispute shall be subject to the exclusive jurisdiction of the state and federal courts located in the State of Delaware, (ii) waives any claims of forum non conveniens and agrees to submit to the jurisdiction of such courts and (iii) agrees that service of any process, summons, notice or document by US registered mail to its respective address set forth in Section 12.01 shall be effective service of process for any litigation brought against it in any such court or for the taking of any other acts as may be necessary or appropriate in order to effectuate any judgment of said courts.

Section 12.14         Amendment. No provision of this Agreement (except as otherwise provided therein) may be amended or modified except by a written instrument signed by each of the parties hereto or thereto, as applicable.

Section 12.15         Parent or SpinCo Affiliates. If, at any time, Parent or SpinCo acquires or creates one or more Affiliates that are includable in the Parent Group or SpinCo Group, as the case may be, they shall be subject to this Agreement and all references to the Parent Group or SpinCo Group, as the case may be, herein shall thereafter include a reference to such Affiliates.

Section 12.16         Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the Parties hereto (including but not limited to any successor of Parent or SpinCo succeeding to the Tax attributes of either under Section 381 of the Code), to the same extent as if such successor had been an original Party to this Agreement.

Section 12.17         Injunctions. The Parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

COMPOSECURE, INC.

By:
Name:
Title:

RESOLUTE HOLDINGS MANAGEMENT, INC.

By:
Name:
Title: